THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN DOUBT AS TO HOW TO RESPOND TO THE OFFER, YOU SHOULD CONSULT WITH YOUR INVESTMENT DEALER, STOCKBROKER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

                                   [GRAPHIC]

                              DIRECTORS' CIRCULAR
                             RECOMMENDING REJECTION
                                OF THE OFFER BY
                                 CGI GROUP INC.
                TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES
                                       OF
                                 COGNICASE INC.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE CONSIDERATION
                                    PROVIDED

  BY THE OFFER IS INADEQUATE, FROM A FINANCIAL POINT OF VIEW, TO SHAREHOLDERS.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE
                                   OFFER AND

                        NOT TENDER THEIR COMMON SHARES.

                               DECEMBER 19, 2002

                       NOTICE TO NON-CANADIAN RESIDENTS:

 THIS TENDER OFFER IS MADE FOR SECURITIES OF A CANADIAN ISSUER, AND WHILE THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS IN CANADA, SHAREHOLDERS SHOULD BE AWARE THAT THESE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES AND OTHER NON-CANADIAN JURISDICTIONS. FINANCIAL STATEMENTS INCLUDED HEREIN, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

 THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS, OR UNDER OTHER NON-CANADIAN LAWS, MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE ISSUER IS LOCATED IN CANADA, AND THAT SOME OR ALL OF ITS DIRECTORS AND OFFICERS ARE CANADIAN RESIDENTS.

                                   [GRAPHIC]

                                                               December 19, 2002

Dear Shareholder:

RE: UNSOLICITED TAKE-OVER BID BY CGI GROUP INC.

    You recently received an unsolicited offer (the "Offer") from CGI
Group Inc. ("CGI"), as amended on December 16, 2002, to purchase all of the outstanding common shares of COGNICASE Inc. ("COGNICASE") for a consideration of $4.25 in cash or 0.5484 Class A Subordinate share of CGI for each common share of COGNICASE, or a combination thereof, subject to a maximum cash and a maximum share consideration. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE OFFER AND NOT TENDER YOUR COMMON SHARES.

    The Board, assisted by its financial and legal advisors, has carefully considered the Offer as well as the factors described in the enclosed Directors' Circular, and has determined that the Offer is financially inadequate. In reaching its conclusion, the most significant considerations of the Board of Directors were:

    - the Offer is not reflective of the value of COGNICASE;

    - the consideration provided by the Offer is financially inadequate;

    - the Offer is opportunistic;

    - there are prospects for a superior proposal; and

    - the Offer is highly conditional.

    The Board has also determined that it is advisable, on the recommendation of its special committee, to adopt a limited duration shareholder rights plan to provide shareholders and the Board of Directors with adequate time to consider and evaluate the Offer, to provide the Board with adequate time to identify, develop and negotiate value enhancing alternatives and to encourage the fair treatment of shareholders in connection with the Offer and any other take-over bid made for the outstanding common shares of COGNICASE.

    COGNICASE's Board and its financial advisors are actively considering all alternatives to the Offer and intend to use the time provided by COGNICASE's Shareholder Rights Plan to vigorously pursue these alternatives.

    We urge you to read the enclosed material carefully.

                                       Sincerely,

                                       [GRAPHIC]

                                       RONALD BRISEBOIS
                                       Chairman of the Board,
                                       President and Chief Executive Officer

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
DIRECTORS' CIRCULAR.....................         1

DIRECTORS' RECOMMENDATION...............         1

REASONS FOR THE RECOMMENDATION..........         1

ALTERNATIVES TO THE OFFER...............         2

COGNICASE...............................         3

BACKGROUND TO THE OFFER AND RESPONSE OF
  COGNICASE.............................         3

LIMITED DURATION SHAREHOLDER RIGHTS
  PLAN..................................         5

INTENTION OF DIRECTORS, SENIOR OFFICERS
  AND CERTAIN SHAREHOLDERS..............         7

PRINCIPAL SHAREHOLDER OF COGNICASE......         7

DIRECTORS AND SENIOR OFFICERS OF
  COGNICASE AND OWNERSHIP OF
  SECURITIES............................         8

TRADING IN SECURITIES OF COGNICASE......         9

ISSUANCES OF SECURITIES OF COGNICASE....        10

AGREEMENTS BETWEEN COGNICASE AND ITS
  DIRECTORS AND
  SENIOR OFFICERS.......................        11

                                            PAGE
                                          --------

CONFLICTS OF INTEREST AND INTERESTS OF
  DIRECTORS AND SENIOR OFFICERS OF
  COGNICASE IN MATERIAL CONTRACTS
  WITH CGI..............................        12

OWNERSHIP OF SECURITIES OF CGI..........        13

RELATIONSHIP BETWEEN CGI AND THE
  DIRECTORS AND SENIOR OFFICERS OF
  COGNICASE.............................        13

OTHER TRANSACTIONS......................        13

RECENT DEVELOPMENTS.....................        13

OTHER INFORMATION.......................        13

FORWARD-LOOKING STATEMENTS..............        15

CURRENCY................................        15

STATUTORY RIGHTS........................        15

APPROVAL OF THE DIRECTORS' CIRCULAR.....        15

CONSENT OF BMO NESBITT BURNS INC........        16

CERTIFICATE.............................        17

APPENDIX A -- OPINION OF
  BMO NESBITT BURNS INC.................       A-1

                              DIRECTORS' CIRCULAR

    This Directors Circular (the "Directors' Circular") is issued by the board of directors (the "Board" or the "Directors") of COGNICASE Inc. ("COGNICASE" or the "Corporation") in connection with the offer (the "Offer") made on December 6, 2002 by CGI Group Inc. ("CGI"), as amended on December 16, 2002, to purchase all of the outstanding common shares (the "Common Shares") of the Corporation at a price of $4.25 cash or 0.5484 Class A Subordinate share of CGI for each Common Share, or a combination thereof, upon the terms and conditions set forth in the Offer and the accompanying take-over bid circular (the "CGI Circular"). The expiry time of the Offer is midnight (Montreal time) on January 13, 2003, unless the Offer is withdrawn or extended. Information herein relating to CGI and the Offer has been derived from the CGI Circular. The Board does not assume any responsibility for the accuracy or completeness of such information.

                           DIRECTORS' RECOMMENDATION

     THE BOARD HAS UNANIMOUSLY CONCLUDED THAT THE CONSIDERATION PROVIDED BY THE OFFER IS INADEQUATE, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF COGNICASE. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE OFFER AND NOT TENDER THEIR COMMON SHARES. SHAREHOLDERS ARE URGED TO REVIEW CAREFULLY THE FACTORS CONSIDERED BY THE BOARD.

                         REASONS FOR THE RECOMMENDATION

    The Board has reviewed and carefully considered the Offer and has received the benefit of advice from the financial and legal advisors to COGNICASE and to its special committee of independent Directors (the "Special Committee"). It has unanimously concluded that the consideration provided by the Offer is inadequate, from a financial point of view, to the shareholders of COGNICASE. The Board unanimously recommends that shareholders REJECT the Offer and NOT TENDER their Common Shares. Shareholders are urged to consider carefully the following factors considered by the Board:

THE OFFER IS NOT REFLECTIVE OF THE VALUE OF COGNICASE

    For the following reasons, the Offer is not reflective of the value of
COGNICASE:

    - early indications for fiscal 2003 are that revenues are on track and expenses are lower than expected, validating COGNICASE's 2003 plan;

    - COGNICASE's business plan for 2003 is focused on organic growth and earnings from operations for all divisions (except Europe) are expected to be positive in 2003: revenues from payroll services are continuing to grow; synergies are being realized in the financial solutions and utilities segments; Calgary operations are back on track with improved revenue growth and profitability; National Bank of Canada
      ("National Bank") will continue to be an important customer of COGNICASE pursuant to its outsourcing contract; and COGNICASE will not provide additional funding to its European operations, which in fiscal 2002 had net losses of $14 million or 21 cents per share;

    - historic acquisitions resulted in significant goodwill which has been written off and will not affect operations going forward; the non-cash amortization of intangible items (reclassified from goodwill under the new accounting standards) will continue to impact reported earnings but not the cash flow of COGNICASE;

    - COGNICASE has been reducing the potential dilutive effect from the balance of acquisition payments payable in Common Shares through negotiated early cash settlements and the implementation of a normal course issuer bid;

    - the April 2002 departure of COGNICASE's chief financial officer was unfortunate, but has been addressed with the hiring of Vincent
      W. Salvati, an experienced and capable addition to COGNICASE's management team.

THE CONSIDERATION PROVIDED BY THE OFFER IS FINANCIALLY INADEQUATE

    BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") has delivered a written opinion to the Special Committee concluding that, in its opinion, the consideration provided by the Offer is inadequate, from a financial point of view, to shareholders of COGNICASE. The Special Committee has reviewed and unanimously concurs with this opinion.

THE OFFER IS OPPORTUNISTIC

    The Offer was opportunistically timed to take advantage of a period of decline in stock market values generally and for information technology companies in particular over the last 18 months.

    The Offer was opportunistically timed to take advantage of a period of decline in the stock market price of the Common Shares. Prior to the announcement of the Offer, the Common Shares were near their twelve-month lows, down from their twelve-month high of $11.15 per Common Share.

    The Offer is open for acceptance until midnight (Montreal time) on January 13, 2003, which is the minimum number of days prescribed by securities legislation. In addition, it should be noted that CGI launched the Offer just prior to the time of the Christmas and New Year's holiday season. It is believed that the duration of the Offer and its timing were deliberately used by CGI to make it more difficult for the shareholders and the Board to assess the Offer and to develop alternatives to the Offer on a timely basis.

PROSPECTS FOR A SUPERIOR PROPOSAL

    The Board is aggressively pursuing, with COGNICASE's legal and financial advisors, alternatives to the Offer in order to maximize value for COGNICASE's shareholders. COGNICASE has been contacted by and has made contact with a number of parties who have expressed an interest in pursuing alternative transactions. COGNICASE has entered into confidentiality and standstill agreements with interested parties and discussions are underway in order to bring forward additional value maximizing alternative offers. Certain of such interested parties have begun to examine confidential financial, operating and other relevant information in data rooms set up for such purpose. The Board is also considering a variety of strategic alternatives in response to the Offer. The Board believes there is a reasonable prospect that one of these initiatives or a combination of these initiatives will provide a financially superior transaction to the Offer.

OFFER HIGHLY CONDITIONAL

    The Offer is highly conditional for the benefit of CGI. In total, there are 16 conditions, any of which would permit CGI to terminate the Offer virtually at will, with the result that the tendering of the Common Shares to the Offer would constitute little more than the grant of an option to CGI to acquire Common Shares. Each of the conditions must be satisfied and waived before CGI will be obliged to take up any Common Shares deposited under the Offer. Most of the conditions provide broad discretion in favour of CGI to determine, in its sole judgement, whether certain events have or have not occurred or exist to make it inadvisable for CGI to proceed with the Offer and take up any Common Shares deposited. Some of the conditions are not subject to materiality thresholds or other objective criteria but rather provide CGI with a broad range of grounds upon which it may decline to proceed with the Offer even if enough Common Shares are deposited pursuant to the Offer to satisfy the Offer's minimum acceptance condition.

                           ALTERNATIVES TO THE OFFER

    COGNICASE has been contacted by and has made contact with a number of parties who have expressed an interest in pursuing alternative transactions. COGNICASE has entered into confidentiality and standstill agreements with interested parties and discussions are underway in order to bring forward additional value maximizing alternative offers. Certain of such interested parties have begun to examine confidential financial, operating and other relevant information in data rooms set up for such purpose. The Board is also considering a variety of strategic alternatives in response to the Offer. The Board believes there is a reasonable prospect that one of these initiatives or a combination of these initiatives will provide a financially superior transaction to the Offer.

    The Offer is open for acceptance until midnight (Montreal time) on January 13, 2003, unless the Offer is withdrawn or extended. Accordingly, there is no necessity for the holders of Common Shares to take any steps in respect of the Offer at this time.

                                   COGNICASE

    Founded in 1991, COGNICASE is the second-largest independent information technology solutions provider in Canada. COGNICASE has an annualized revenue run-rate of approximately CDN$500 million and a solid recurring revenue base. Relying on its results-driven approach, its software and technology and its Application Services Technology Centres, COGNICASE offers secure and scalable solutions that contribute to its customers' economic success. COGNICASE's shares are listed on the Toronto Stock Exchange (the "TSX") under the symbol COG and on the Nasdaq National Market under the symbol COGI. COGNICASE's shares are included in the S&P/TSX Canadian Information Technology Sector Index.

               BACKGROUND TO THE OFFER AND RESPONSE OF COGNICASE

    On September 13, 2002, Mr. Ronald Brisebois, Chairman of the Board, President and Chief Executive Officer of COGNICASE, received an unsolicited request from Mr. Serge Godin, Chairman of the Board and Chief Executive Officer of CGI, to discuss a potential acquisition of COGNICASE by CGI or another business combination.

    On September 26, 2002, Mr. J.V. Raymond Cyr, a Director of COGNICASE, met with Mr. Godin who expressed the interest of CGI to merge with COGNICASE to create a single large Quebec-based information technology services company. A range of values similar to those of the Offer was proposed by Mr. Godin. At the time, however, Mr. Cyr dismissed this invitation as being opportunistic and not reflective of the potential upside of COGNICASE given the very recent significant drop in its share price resulting from the departure of the former chief financial officer, problems with the European subsidiaries and the integration issues arising from COGNICASE's recent acquisitions.

    On December 4, 2002, Mr. Godin again contacted Mr. Brisebois to renew his interest in a transaction involving COGNICASE and CGI. Mr. Brisebois indicated that he did not believe that such a transaction would be advisable.

    No agreement was reached between Mr. Brisebois and Mr. Godin and such discussions terminated.

    On December 6, 2002, CGI issued a press release announcing the Offer. On that date, CGI also delivered to COGNICASE a statutory declaration substantially in the form prescribed by applicable corporate law requesting a copy of COGNICASE's shareholders list. The Board met on December 6, 2002 to acknowledge the Offer and discussed with the legal advisor of COGNICASE various matters arising from the launching of the Offer, including the need to engage a financial advisor and the fiduciary duties of directors in the circumstances. At the Board meeting, the Special Committee, comprised of J.V. Raymond Cyr (Chairman), Monique Lefebvre and Andre Duquenne, all of whom are independent directors, was formed in order to consider, evaluate and negotiate the Offer and any alternatives thereto and make a recommendation to the Board in respect of the Offer or any alternative. Following the Board meeting, COGNICASE issued a press release announcing that it had formed the Special Committee to consider the Offer.

    The Special Committee held its first meeting on December 6, 2002, at which time it retained Fasken Martineau DuMoulin LLP as its legal advisor.

    On December 7, 2002, the Special Committee resolved to retain BMO Nesbitt Burns as its financial advisor, subject to the finalization of the financial terms of their engagement letter, to assist the Special Committee in responding to the Offer and in reviewing, generating and considering alternatives to the Offer. Prior to retaining the services of BMO Nesbitt Burns, the Special Committee confirmed the independence and qualification of BMO Nesbitt Burns. In particular, the Special Committee obtained assurance from BMO Nesbitt Burns to the effect that it had no financial interest in the outcome of the Offer and will not, in any manner, profit therefrom, except by the receipt of professional fees for services rendered, including fees that are contingent on certain events.

    The only time that Mr. Godin and Mr. Brisebois met in connection with the Offer was on December 9, 2002. At such time, they discussed possible alternative transactions involving an exchange of assets between the two companies but no agreement was reached.

    At a meeting held on December 11, 2002, the Special Committee received a preliminary report from BMO Nesbitt Burns relating to the Offer. At that meeting, the Special Committee discussed with its financial and legal advisors the appropriate course of action. On that day, Mr. Brisebois met with Mr. Real Raymond, President and Chief Executive Officer of National Bank to discuss possible alternatives relating to the block of Common Shares held by National Bank. Mr. Raymond indicated that National Bank would not contemplate selling its shares to a third party unless a similar offer was made to all other shareholders of COGNICASE. He confirmed that National Bank would tender its shares to a bid higher than the Offer subject to its being satisfied with the identity of the offeror. Mr. Raymond mentioned that National Bank was satisfied with the Services provided by COGNICASE under the Information Services and Revenue Agreement (as hereafter defined).

    Following up on the earlier meeting between Mr. Brisebois and Mr. Godin, on December 13, 2002, the financial and legal advisors to the Special Committee met with Mr. Godin and other senior officers of CGI and their financial and legal advisors to inform them of the mandate of the Special Committee and the process for any further discussions amongst CGI and COGNICASE. CGI was further informed of the data room available for consultation by prospective bidders, subject to execution of a customary confidentiality, non-solicitation and standstill agreement.

    On December 14, 2002, the Special Committee met to review certain recent developments, including, in particular, those developments relating to COGNICASE's European operations. The Special Committee then received a report from BMO Nesbitt Burns as to the status of discussions with third parties potentially interested in pursuing an alternative transaction with COGNICASE.

    On December 16, 2002, CGI filed a Notice of Variation and Extension in order to provide, among others, that the Offer be extended until midnight (Montreal time) on January 13, 2003, unless withdrawn or extended.

    On December 16, 2002, the Board also met to review the said recent developments and issued a press release in respect thereof. See "Recent Developments".

    On December 16, 2002, the Special Committee met on two occasions. At its first meeting, the Special Committee assessed the authority of the Board to accelerate the outstanding options under the stock option plan of COGNICASE and discussed the proposed amendments to the Special Retention Program. See "Agreements between COGNICASE and its Directors and Senior Officers". The Special Committee then received a report from BMO Nesbitt Burns as to the status of discussions with third parties potentially interested in pursuing an alternative transaction with COGNICASE, the nature of the access that such third parties had had to COGNICASE's confidential information to date and the timetable for proceeding. The members of the Special Committee also discussed various aspects of the Offer and the impact of such aspects on the Special Committee recommendation to be made to shareholders in connection with the Offer and on the reasons therefor. Finally, the Special Committee discussed with its advisors the objectives to be served by the adoption of a limited duration shareholder rights plan, the specific terms and method of operation of such a plan and the mechanics for its adoption.

    At the second meeting of the Special Committee held on December 16, 2002, BMO Nesbitt Burns updated the members on the activities in the data room of COGNICASE and presented to the Special Committee its preliminary conclusion that the consideration provided by the Offer is inadequate, from a financial point of view, to the shareholders of COGNICASE. The Special Committee also discussed with BMO Nesbitt Burns and with its legal advisor the further potential alternative transactions that may be available to the Corporation in responding to the Offer. The Special Committee again exchanged views as to the recommendation to be made to shareholders and the reasons therefor and as to the impact of the adoption of a limited duration shareholder rights plan on the proposed timeline.

    On December 17, 2002, advisors to CGI contacted advisors to the Special Committee to inquire on potential access by CGI to confidential information concerning COGNICASE.

    On December 19, 2002, the Board met with the Corporation's legal advisors to receive the report of the Special Committee. At that meeting, BMO Nesbitt Burns presented to the Board its formal written opinion in which it concluded that the consideration provided by the Offer is inadequate, from a financial point of view, to the shareholders of COGNICASE. A copy of BMO Nesbitt Burns' opinion is included as Appendix "A" to this Directors' Circular. The Special Committee then unanimously concluded that the consideration provided by the Offer is inadequate, from a financial point of view, to the shareholders of COGNICASE and that the Board should recommend to shareholders of COGNICASE to reject the Offer and not tender their Common Shares. Furthermore, the Special Committee unanimously concluded that the Board should adopt a shareholder rights plan in order to, among others, provide shareholders of COGNICASE and the Board with adequate time to consider and evaluate the Offer, to provide the Board with adequate time to identify, develop and negotiate value enhancing alternatives and to encourage fair treatment of shareholders in connection with the Offer and any other take-over bid for COGNICASE. Based on the report of the Special Committee, the opinion of BMO Nesbitt Burns and the advice of the legal advisors, the Board unanimously concluded that the consideration provided by the Offer is inadequate, from a financial point of view, to the shareholders of COGNICASE. The Board then unanimously resolved to recommend that shareholders reject the Offer and not tender their Common Shares. In addition, based upon the recommendation of the Special Committee, the Board approved the adoption of a limited duration shareholder rights plan. Mr. Michel Lozeau, a senior officer of National Bank, declared his interest in the matter and refrained from participating in the meeting.

    The Special Committee, on December 19, 2002, asked its financial and legal advisors to provide recommendations, in relation to CGI's inquiry of December 17, 2002, as to the contents of the data room, the timing and the other conditions of access. It is expected that those recommendations will be received at the beginning of the week of December 23, 2002.

                    LIMITED DURATION SHAREHOLDER RIGHTS PLAN

    At the meeting of the Board held on December 19, 2002, upon the unanimous recommendation of the Special Committee, the Directors resolved to adopt a shareholder rights plan (the "Rights Plan"). The Rights Plan was adopted to provide holders of Common Shares and the Board with adequate time to consider and evaluate the Offer, to provide the Board with adequate time to identify, develop and negotiate value enhancing alternatives, to encourage the fair treatment of the holders of Common Shares in connection with the Offer and any other take-over bid made for the outstanding Common Shares and generally to prevent any person from acquiring beneficial ownership of or the right to vote more than 20% of the outstanding Common Shares (or where such person already owns more than 20% of the Common Shares, from acquiring ownership of or the right to vote any additional Common Shares) while this process is ongoing or entering into arrangements or relationships that have a similar effect.

    The Rights Plan will be in effect until the earlier of March 26, 2003 and the date of the next annual meeting of shareholders of COGNICASE. On such date, the Rights Plan will expire automatically.

    The following description of the Rights Plan is qualified in its entirety by the terms of the Shareholder Rights Plan Agreement (the "Rights Agreement") dated as of December 19, 2002 between COGNICASE and its Common Shares transfer agent, National Bank Trust Inc. (the "Rights Agent").

OPERATION OF THE RIGHTS PLAN

    Pursuant to the terms of the Rights Agreement, one right (the "Right") will be issued in respect of each Common Share outstanding on December 19, 2002. In addition, one Right will be issued and will continue to be issued for each additional Common Share issued thereafter and prior to the earlier of the Separation Time (as defined in the Rights Agreement) and the time at which the right to exercise Rights terminates under the Rights Agreement. Each Right initially entitles the registered holder thereof, after the Separation Time and before the right to exercise Rights terminates, to purchase from COGNICASE one Common Share at an exercise price of $20, subject to certain anti-dilution adjustments. In addition, on a Flip-in Event (as defined below), each Right will entitle the holder thereof to purchase that number of Common Shares having an aggregate fair market value on the date of such Flip-in Event equal to twice the then relevant exercise price (initially $20) for an amount in cash equal to the relevant exercise price. The Rights are not exercisable until the Separation Time.

TRADING AND EXERCISE OF RIGHTS

    Until the Separation Time, which has been deferred by the Board until a date to be determined by the Special Committee, the Rights trade together with the Common Shares, are represented by the Common Share certificates, and are not exercisable. After the Separation Time, the Rights are exercisable, are evidenced by Rights certificates and are transferable separately from the Common Shares. The Rights do not carry any of the rights attaching to Common Shares (such as voting or dividend rights).

FLIP-IN EVENT

    The acquisition by a person (an "Acquiring Person"), including others acting jointly or in concert, of 20% or more of the Common Shares, other than by way of a Permitted Bid and other than in certain limited circumstances described in the Rights Plan, is referred to as a "Flip-in Event". Any Rights beneficially owned by an Acquiring Person will become null and void upon the occurrence of a Flip-in Event. After the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person) will permit the holder to purchase Common Shares having an aggregate market value on the date of such Flip-in Event equal to $40 for an amount in cash equal to $20, the whole subject to certain anti-dilution adjustments.

PERMITTED BID REQUIREMENTS

    The requirements of a Permitted Bid include a take-over bid made by way of a take-over bid circular which also complies with the following additional provisions:

    (i) the take-over bid is made for all voting shares and to all holders of voting shares, other than the Offeror;

    (ii) the take-over bid contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, irrevocable and unqualified conditions that:

       (A) no voting shares shall be taken up or paid for pursuant to the take-over bid (x) prior to the close of business on a date which is not less than 53 days following the date of the take-over bid; and
           (y) unless, at the close of business on that date, the voting shares deposited or tendered pursuant to the take-over bid and not withdrawn constitute more than 50% of the voting shares outstanding which are held by shareholders other than bidder, its affiliates and persons acting jointly or in concert with the bidder and any employee benefit plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of COGNICASE unless the beneficiary of the plan or trust directs the manner in which the voting shares are to be voted (the "Independent Shareholders");

       (B) unless the take-over bid is withdrawn, voting shares may be deposited pursuant to such take-over bid at any time prior to the close of business on the date of the first take-up of or payment for voting shares;

       (C) any voting shares deposited pursuant to the take-over bid may be withdrawn until taken up and paid for; and

       (D) if more than 50% of the voting shares held by Independent Shareholders are tendered to the take-over bid within the 53 day period, the bidder will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of voting shares for not less than 10 business days from the date of such public announcement.

WAIVER AND REDEMPTION

    The Board may, prior to a Flip-in Event, waive the dilutive effects of the Rights Plan in respect of a take-over bid made by means of a take-over bid circular to all holders of voting shares provided that it shall thereafter be deemed to have waived the application of the Rights Plan to any other take-over bid made by means of a take-over bid circular to all holders of voting shares prior to the expiry of any take-over bid in respect of which a waiver is, or is deemed to have been, granted. At any time prior to the occurrence of a Flip-in Event, the Board may redeem all, but not less than all, of the outstanding Rights at a price of $0.0001 each.

AMENDMENT AND TERMINATION TO THE RIGHTS PLAN

    The Corporation may amend, vary or rescind any provision of the Rights Plan. Any such amendment shall be effective as of the date of the resolution of the Board adopting such amendment, or such date as the Board may otherwise determine.

        INTENTION OF DIRECTORS, SENIOR OFFICERS AND CERTAIN SHAREHOLDERS

    The Board has made reasonable inquiries of each Director and senior officer of COGNICASE, their respective associates, any person or company holding more than 10% of any class of equity securities of COGNICASE and any person or company acting jointly or in concert with COGNICASE. The Directors and senior officers of COGNICASE, together with their respective associates, have indicated their intention to not accept the Offer and not tender their respective Common Shares to the Offer.

    COGNICASE's largest shareholder, National Bank, signed a Lock-Up Agreement with CGI pursuant to which National Bank has agreed, subject to the terms and conditions of the Lock-Up Agreement (as more fully described in the CGI Circular), to deposit an aggregate of 9,450,187 Common Shares beneficially owned, directly or indirectly, by National Bank pursuant to the Offer.

    As described in the CGI Circular, National Bank has agreed to amend the Information Services and Revenue Agreement (the "IS/IT Agreement") entered into with COGNICASE on May 31, 2000 in order to extend the term of the IS/IT Agreement from May 31, 2010 to December 31, 2012. National Bank indicated in a press release dated December 6, 2002 that such an extension of the IS/IT Agreement would also be available, if required, in the event of a competing bid.

    Furthermore, the description in the CGI Circular of the Pre-Notification Agreement (as defined in the CGI Circular) does not reflect the actual text of the Pre-Notification Agreement, which does not limit a third party purchaser to acquiring National Bank's Common Shares exclusively pursuant to a take-over bid addressed to all COGNICASE shareholders. A private transaction in respect of only National Bank's Common Shares would be permitted under the Pre-Notification Agreement at a price and on terms and conditions which may be those offered by CGI under the Offer, and which are mutually acceptable to National Bank and such designated third party purchaser. As a consequence, COGNICASE does not consider the written notice provided by National Bank Group Inc. to COGNICASE on December 6, 2002 to be valid and enforceable.

                       PRINCIPAL SHAREHOLDER OF COGNICASE

    As at December 13, 2002, the issued and outstanding capital of COGNICASE consisted of 62,716,082 Common Shares. COGNICASE also has options outstanding under its stock option plan (See "Other Information -- Stock Option Plan") and certain third parties hold rights to acquire Common Shares (See "Other Information -- Other Rights"). To the knowledge of COGNICASE, the only person who beneficially owns, directly or indirectly, or, to the knowledge of the Directors and senior officers of COGNICASE based on publicly-available information, exercises control or direction over more than 10% of any class of equity securities of COGNICASE, at such date, is National Bank as follows:

                                                              NUMBER OF COMMON SHARES OWNED OR    PERCENTAGE OF
                                                             OVER WHICH CONTROL OR DIRECTION IS    OUTSTANDING
NAME                                                                     EXERCISED                COMMON SHARES
----                                                         ----------------------------------   -------------
National Bank..............................................               9,450,187                   15.1%

     DIRECTORS AND SENIOR OFFICERS OF COGNICASE AND OWNERSHIP OF SECURITIES

    The following table sets out the names and positions with COGNICASE of each Director and senior officer of COGNICASE and the number and percentage of outstanding securities of COGNICASE beneficially owned or over which control or direction is exercised by each such person and, where known after reasonable inquiry, by their respective associates.

                                                                                                        PERCENTAGE
                                                                                             OPTIONS    OF OPTIONS
                                                                               PERCENTAGE       TO      TO ACQUIRE
                                                                                OF COMMON    ACQUIRE      COMMON
                                            POSITION(S) WITH        COMMON       SHARES       COMMON      SHARES
NAME                                           COGNICASE           SHARES(1)   OUTSTANDING    SHARES    OUTSTANDING
----                                    ------------------------   ---------   -----------   --------   -----------
Claude Boivin.........................  Director                         Nil       Nil        20,000       0.5%

Gerald Bourassa.......................  Executive                     66,656      0.1%        30,000       0.7%
                                        Vice-President,
                                        Government Solutions

Ronald Brisebois......................  President, Chief           2,146,833      3.4%       311,980       7.7%
                                        Executive Officer and
                                        Chairman of the Board

Jay Cashmore..........................  Executive                     81,484      0.1%           Nil        Nil
                                        Vice-President,
                                        Financial Processing

Michelle Courchesne...................  Executive                        225         *        45,000       1.1%
                                        Vice-President,
                                        Marketing Communication
                                        and Human Resources

J.V. Raymond Cyr, O.C., LL.D..........  Director                       7,000         *        40,000       1.0%

Benoit Dube...........................  Executive                        203         *       138,500       3.4%
                                        Vice-President, Chief
                                        Legal Officer and
                                        Corporate Secretary

Andre Duquenne........................  Director                         500         *        40,000       1.0%

Thomas A. Gordon......................  Executive                        Nil       Nil        90,000       2.2%
                                        Vice-President,
                                        Solutions and
                                        Expertises, North
                                        America

Monique Lefebvre......................  Director                       4,000         *        20,000       0.5%

Michel Lozeau.........................  Director                         Nil       Nil         5,000       0.1%

The Right Honourable Brian Mulroney,
  P.C., C.C., LL.D....................  Director                         Nil       Nil        50,000       1.2%

Danielle Ouellet......................  Executive                        Nil       Nil       105,000       2.6%
                                        Vice-President, IT
                                        Solutions &
                                        Applications Outsourcing

Claude Rivard.........................  Executive                     58,842      0.1%       113,332       2.8%
                                        Vice-President,
                                        Government Solutions

Vincent W. Salvati....................  Executive                      4,000         *           Nil        Nil
                                        Vice-President, Chief
                                        Financial Officer

                                                                                                        PERCENTAGE
                                                                                             OPTIONS    OF OPTIONS
                                                                               PERCENTAGE       TO      TO ACQUIRE
                                                                                OF COMMON    ACQUIRE      COMMON
                                            POSITION(S) WITH        COMMON       SHARES       COMMON      SHARES
NAME                                           COGNICASE           SHARES(1)   OUTSTANDING    SHARES    OUTSTANDING
----                                    ------------------------   ---------   -----------   --------   -----------
Carl Simard...........................  Executive                      3,413         *       118,399       2.9%
                                        Vice-President,
                                        Utilities Solutions

Andre Trudeau.........................  Executive                      4,200         *       125,000       3.1%
                                        Vice-President,
                                        Enterprise Relationship
                                        Management

-------------

(1) The information as to Common Shares owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective Directors and senior officers.

*   Represents less than 0.1% of outstanding Common Shares.

                       TRADING IN SECURITIES OF COGNICASE

    During the six-month period preceding the date of this Directors' Circular, neither COGNICASE, nor the Directors or senior officers of COGNICASE nor, to the knowledge of the Directors and senior officers of COGNICASE, after reasonable inquiry, their respective associates, nor any person or company holding more than 10% of any class of equity securities of COGNICASE and no person or company acting jointly or in concert with COGNICASE, traded any Common Shares, except as follows:

                                                    NATURE OF                      NUMBER OF       PRICE PER
NAME                                                  TRADE     DATE OF TRADE    COMMON SHARES   COMMON SHARE
----                                                ---------   --------------   -------------   -------------
Jay Cashmore......................................    Sale      June 20, 2002       10,000           $5.95

Jay Cashmore......................................    Sale      June 20, 2002        5,000           $6.15

Jay Cashmore......................................    Sale      June 21, 2002        5,000           $6.25

J.V. Raymond Cyr, O.C. LL.D.......................  Purchase    August 8, 2002       5,000           $2.80

Monique Lefebvre..................................  Purchase    Nov. 22, 2002        3,000           $2.90

Vincent W. Salvati................................  Purchase    July 25, 2002        4,000           $3.03

                      ISSUANCES OF SECURITIES OF COGNICASE

    No Common Shares or securities convertible into Common Shares have been issued to the Directors or senior officers of COGNICASE during the two-year period preceding the date of this Directors' Circular, except for options to purchase Common Shares that have been granted under the Corporation's stock option plan and Common Shares that have been issued under the Corporation's employee share purchase plan as follows:

STOCK OPTION PLAN

                                                                                COMMON SHARES
                                                                                UNDER OPTIONS
NAME                                                          DATE OF GRANT        GRANTED      EXERCISE PRICE
----                                                         ----------------   -------------   --------------
Claude Boivin..............................................  December 1, 2001       10,000          $ 7.40

Gerald Bourassa............................................  December 1, 2001       10,000          $ 7.40

Ronald Brisebois...........................................  March 1, 2001          50,000          $10.40

Ronald Brisebois...........................................  December 1, 2001       50,000          $ 7.40

Ronald Brisebois...........................................  March 1, 2002         150,000          $10.32

Michelle Courchesne........................................  March 1, 2001          25,000          $10.84

Michelle Courchesne........................................  June 1, 2001           10,000          $ 8.90

Michelle Courchesne........................................  December 1, 2001       10,000          $ 7.40

J.V. Raymond Cyr...........................................  December 1, 2001       20,000          $ 7.40

Benoit Dube................................................  March 1, 2001          40,000          $10.40

Benoit Dube................................................  December 1, 2001       10,000          $ 7.40

Benoit Dube................................................  March 1, 2002          15,000          $10.32

Andre Duquenne.............................................  December 1, 2001       20,000          $ 7.40

Thomas A. Gordon...........................................  June 1, 2001           50,000          $ 8.90

Thomas A. Gordon...........................................  December 1, 2001       10,000          $ 7.40

Thomas A. Gordon...........................................  March 1, 2002          20,000          $10.32

Monique Lefebvre...........................................  December 1, 2001       10,000          $ 7.40

Michel Lozeau..............................................  June 1, 2002            5,000          $ 7.10

Brian Mulroney.............................................  December 1, 2001       20,000          $ 7.40

Danielle Ouellet...........................................  October 11, 2001       15,000          $ 5.50

Danielle Ouellet...........................................  December 1, 2001       10,000          $ 7.40

Danielle Ouellet...........................................  March 1, 2002          55,000          $10.32

Claude Rivard..............................................  October 11, 2001       20,000          $ 5.50

Claude Rivard..............................................  December 1, 2001       10,000          $ 7.40

Claude Rivard..............................................  March 1, 2002          55,000          $10.32

Carl Simard................................................  March 1, 2001          10,000          $10.40

Carl Simard................................................  October 11, 2001        5,000          $ 5.50

Carl Simard................................................  December 1, 2001       10,000          $ 7.40

Carl Simard................................................  March 1, 2002          40,000          $10.32

Andre Trudeau..............................................  March 1, 2001          20,000          $10.40

Andre Trudeau..............................................  October 11, 2001        5,000          $ 5.50

Andre Trudeau..............................................  December 1, 2001       10,000          $ 7.40

Andre Trudeau..............................................  March 1, 2002          55,000          $10.32

EMPLOYEE SHARE PURCHASE PLAN

                                                                               COMMON SHARES
NAME                                                       DATE OF ISSUANCE       ISSUED           PRICE
----                                                       -----------------   -------------   -------------
Ronald Brisebois.........................................  December 2000             336          $ 8.17

Ronald Brisebois.........................................  December 2000             112          $ 8.16

Ronald Brisebois.........................................  January 2001              104          $10.78

Ronald Brisebois.........................................  June 2001                  34          $10.79

Benoit Dube..............................................  From Dec. 2000 to         736       Between $6.43
                                                           June 2001                           and $14.12

Carl Simard..............................................  From Dec. 2000 to       3,998       Between $2.52
                                                           Nov. 2001                           and $14.12

Andre Trudeau............................................  From Dec. 2000 to       4,045       Between $2.52
                                                           Sep. 2002                           and $14.12

       AGREEMENTS BETWEEN COGNICASE AND ITS DIRECTORS AND SENIOR OFFICERS

    Except as described herein, there are no arrangements or agreements made or proposed to be made between COGNICASE and any of the Directors or senior officers of COGNICASE pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or for remaining in or retiring from office if the Offer is successful.

CHANGE OF CONTROL AGREEMENTS WITH SENIOR OFFICERS

    The Directors approved on November 22, 2001 a Special Retention Program (the "Program"), under which individual agreements executed by the Corporation with 14 of its executive and senior employees (each, a "Participant") are currently in force.

    A Participant will be entitled to the benefit of the Program if both the following conditions occur: (A) there is a "Change of Control" of the Corporation, as defined below, and (B) the Participant's employment is terminated, within 24 months following the Change of Control, either
(i) involuntarily, at the request of the Corporation or its successors, except "for cause" (as defined in the Program) or (ii) by the Participant, for "good reason". For purposes of the Program, "good reason" means the occurrence, without the Participant's express written consent, of any of the following acts:
(i) a material reduction of the Participant's total compensation (including annual base salary plus annual bonus, benefits and number of stock options) as in effect on the date of the Participant's individual agreement under the Program or as the same may be increased from time to time; (ii) a material reduction or change in the Participant's duties, authority, responsibilities, accountability or a change in the business or corporate structure of the Corporation which materially affects the Participant's authority, compensation or ability to perform duties or responsibilities (such as shifting from a policy making position to a policy implementation position); (iii) a forced relocation; or (iv) a material change in the terms and conditions of the Program.

    In the event that the two conditions mentioned above are met, the Participant shall receive, in a lump sum, not later than ten days after the effective date of the termination of his employment, the severance allowance described in the Program (a "Severance Allowance"), consisting of a multiple of his annual compensation (36 months of annual compensation in the case of the President, Chief Executive Officer and Chairman of the Board and 30 months of annual compensation in the case of the other Participants). Pursuant to the agreements currently in force under the Program, an aggregate Severance Allowance of up to $10,667,005 could become payable by the Corporation to the Participants upon the occurrence of a Change of Control provided, however, that the two conditions mentioned above are met.

    In addition, the employment agreement of twelve of the Participants entered into with the Corporation provides that, upon the occurrence of a Change of Control (as defined in the Program), the Corporation will pay the Participant, in addition to any sum payable under the Program, an amount equal to 18 months of the Participant's then current base salary (an "Additional Payment"), except in one instance where, due to the fact that the Participant has only recently joined the Corporation, the Additional Payment payable to such Participant would be equal to nine months of his base salary. Such Additional Payment shall be made immediately following the occurrence of the Change of Control and shall be conditional upon the Participant agreeing not to terminate his employment with the Corporation for a minimum period of six months following the effective date of the Change of Control. Pursuant to the said employment agreements, Additional Payments of up to $3,654,096 in the aggregate could become payable by the Corporation to the Participants upon the occurrence of a Change of Control provided, however, that the condition to undertake to remain in the employ of the Corporation for a minimum period of six months is satisfied.

    For purposes of the Program, a "Change of Control" shall be deemed to have occurred in any of the following circumstances:

    (i) subject to the exceptions set out in the Program, upon the purchase or acquisition, in one or more transactions, by a person or one or more persons who are affiliates of one another or who are acting jointly or in concert (as such expressions are defined in the SECURITIES ACT (Ontario)) of the beneficial interest in securities of the Corporation representing in any circumstance thirty-five percent (35%) or more of the voting rights attaching to the then outstanding securities of the Corporation; or

    (ii) upon a sale or other disposition of all or substantially all of the Corporation's assets; or

   (iii) upon a plan of liquidation or dissolution of the Corporation; or

    (iv) if, for any reason, including an amalgamation, merger or consolidation of the Corporation with or into another company, the individuals who at the date of the Program constitute the Board (and any new directors whose appointment by the Board or whose nomination for election by the Corporation's shareholders was approved by a vote of at least three-quarters ( 3/4) of the directors then still in office who either were directors at the date of the Program or whose appointment or nomination for election was previously so approved) cease to constitute a majority of the members of the Board.

    At its meeting held on December 19, 2002, the Board, upon the recommendation of the Special Committee, adopted the following measures to be put in place in respect of the Program, which it considers appropriate in the circumstances of the Offer. In order to ensure that the Participants' Severance Allowances under the Program will, under the appropriate circumstances, be paid in a timely manner and that the required tax withholdings will be made, the Corporation will enter into, at the time of closing of the transaction giving rise to the Change of Control, a trust arrangement with a trust corporation. At the same time, the Corporation will instruct a reputable financial institution to issue to the trust corporation irrevocable letters of credit for the benefit of each Participant for an aggregate amount equal to the Severance Allowances. Under the terms of the letters of credit, Participants will have the unconditional right to instruct the trust corporation to draw on the letters of credit if their employment is terminated in the circumstances described above.

    At that meeting, the Board further approved a discretionary special bonus retention program for certain key employees (who are not Participants) under which payments up to an aggregate maximum amount of $650,000, subject to maximum individual payments, may be made upon the occurrence of a Change of Control (within the meaning of the Program) to induce such employees not to terminate their employment with the Corporation while the Offer, or any alternative offer, is outstanding.

    The Board, upon the recommendation of the Special Committee, also approved, on December 19, 2002, an amendment to the Program to specify that the Corporation's discretionary right to terminate an officer's participation in the Program (on the first anniversary date of the Program and on each anniversary date thereafter) may be exercised only prior to the occurrence of a Change of Control.

    CONFLICTS OF INTEREST AND INTERESTS OF DIRECTORS AND SENIOR OFFICERS OF
                    COGNICASE IN MATERIAL CONTRACTS WITH CGI

    No Director or senior officer of COGNICASE or their associates nor, to the knowledge of such Directors or senior officers, after reasonable inquiry, any person or company holding more than 10% of any class of equity securities of COGNICASE, has any interest in any material contract to which CGI is a party, except for National Bank, which is a party to the Confidentiality Agreement, the Exclusivity Agreement and the Lock-Up Agreement with CGI, each as more fully described in the CGI Circular.

    One of COGNICASE's Directors, Michel Lozeau, has declared a conflict of interest in connection with the Offer and has not participated in any portions of the meetings of the Board at which the Offer was discussed, voted on or otherwise been involved in any decisions by the Board in connection with the Offer. Mr. Lozeau is a senior officer of National Bank.

                         OWNERSHIP OF SECURITIES OF CGI

    None of COGNICASE nor its Directors or senior officers nor, to the knowledge of the Directors and senior officers of COGNICASE, after reasonable inquiry, their respective associates nor any person or company holding more than 10% of any class of equity securities of COGNICASE nor any person or company acting jointly or in concert with COGNICASE, beneficially owns or exercises control or direction over any securities of CGI, except for Vincent W. Salvati, who beneficially owns 1,900 Class A Subordinate shares of CGI.

  RELATIONSHIP BETWEEN CGI AND THE DIRECTORS AND SENIOR OFFICERS OF COGNICASE

    To the knowledge of COGNICASE, no arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors or senior officers of COGNICASE remaining in or retiring from office if the Offer is successful) have been made or proposed to be made between CGI and any of the Directors or senior officers of COGNICASE. None of the Directors or senior officers of COGNICASE are directors or senior officers of CGI or any of its subsidiaries.

                               OTHER TRANSACTIONS

    Other than as disclosed in this Directors' Circular, the Directors are not aware of any negotiations currently being undertaken by COGNICASE or that are underway in response to the Offer that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving COGNICASE or any subsidiary of COGNICASE; (b) the purchase, sale or transfer of a material amount of assets by COGNICASE or a subsidiary of COGNICASE; (c) an issuer bid for or other acquisition of securities by or of COGNICASE; or (d) any material change in the present capitalization or dividend policy of COGNICASE.

                              RECENT DEVELOPMENTS

    On December 16, 2002, COGNICASE announced that it would cease providing additional funding to its European operations. This decision was the conclusion of a comprehensive analysis process that began several months ago, during which all options available in respect of the European group of companies, including the search for a third party buyer, were examined. As a result of the decision, COGNICASE will take a non-cash charge of approximately $12 million, representing a write-off of its remaining investment and balance due from its European subsidiaries. The European divisions had net losses of $14 million for the year, representing a reduction of $0.21 per Common Share in COGNICASE earnings for the fiscal year ended September 30, 2002.

    Except as otherwise disclosed in this Directors' Circular, no other information is known to the Directors and senior officers of COGNICASE that indicates any material change in the affairs of COGNICASE since September 30, 2002, the date of the last published unaudited interim financial statements of COGNICASE.

                               OTHER INFORMATION

STOCK OPTION PLAN

    Under the Corporation's Senior Officers, Directors and Employees Amended and Restated Stock Option Plan (the "Plan"), which was adopted by the Board and approved by the Corporation's shareholders in April 1997, grants of options to acquire Common Shares may be made to senior officers, directors and employees of the Corporation and its subsidiaries, as well as any other person or company engaged to provide ongoing management or consulting services to the Corporation. The total number of Common Shares authorized for issuance under the Plan is 6,000,000. Generally, options granted under the Plan vest in six equal instalments over periods of three to three and one-half years and expire ten years from the date of grant.

    As of December 16, 2002, the total number of outstanding options to purchase Common Shares granted under the Plan was 4,060,472, of which options to purchase 2,050,658 Common Shares were exercisable and options to purchase 2,009,814 Common Shares were unexercisable. Of the 4,060,472 total outstanding options, none were in-the-money as of December 16, 2002.

    The Plan provides that any options outstanding on the date a change of control occurs, which are not then exercisable, shall become fully exercisable, and that upon the occurrence of a change of control, any option not exercised by an option holder prior to such date and time as may be specified by the Board shall expire. In the context of a change of control, the Board also has the discretion under the Plan to allow an option holder to elect as follows (subject to obtaining all requisite approvals at the relevant time): either (a) to subscribe for the number of Common Shares in respect of which his option is exercised; or (b) to terminate his option and to receive from the Corporation a cash payment or a share payment or any combination thereof (a "Payment"), in such proportions determined by the Board in its sole discretion, the value of the Payment to be equal to the number of Common Shares in respect of which the option is terminated multiplied by the amount by which the Market Value (as defined in the Plan) exceeds the exercise price for each common share covered by such option.

    A "Change of Control" for the purposes of the Plan shall only be deemed to occur upon the following two (2) conditions being met: (A) the Board having made a determination that a Change of Control has occurred and (B) the occurrence of one of the following events:

    (i) the acquisition by any "person", or any "affiliate" or "associate" of such person, as such terms are defined by the SECURITIES ACT (Ontario), of the "beneficial ownership", as defined in the SECURITIES ACT (Ontario), directly or indirectly, of securities of the Corporation representing 50 percent or more of the combined voting power of the Corporation's then outstanding securities;

    (ii) the dissolution of the Corporation or the liquidation of all or substantially all of the assets of the Corporation or a sale or other disposition of the assets involving all or substantially all of the assets of the Corporation (other than to a subsidiary of the Corporation);

   (iii) any merger or reorganization of the Corporation;

    (iv) any other event which the Board determines, in its sole discretion, would materially alter the structure of the Corporation or its ownership.

    The Directors have not, to date, made any of the determinations referred to in the preceding paragraphs.

OTHER RIGHTS

    Pursuant to the terms of 22 acquisitions made by the Corporation, purchase price balances of up to approximately $49.3 million (i.e. $42.9 million plus US$4.1 million) in the aggregate remain to be paid by COGNICASE to a total of more than 130 persons (each, a "Vendor") by way of issuances of Common Shares ("Payment Shares") in the future. The number of Payment Shares which the Vendors are entitled to receive is generally determined on the basis of the average closing price of the Common Shares on the TSX for the 20 trading days ending two calendar days prior to their date of issuance. Except in certain circumstances, these Payment Share issuances are to be made in tranches on specified dates in the next following years, the last scheduled date of issuance being January 15, 2006.

    Under the terms of acquisitions that represent an aggregate purchase price balance of up to approximately $21.4 million, the payment schedule is accelerated (or the exchange rights of the Vendor are vested, as the case may be) in the context of certain transactions such as that contemplated by the Offer. In such cases, the Corporation is required to issue all of the unissued Payment Shares (or pay all or a portion of the applicable purchase price balance in cash, as the case may be) if and when the Corporation determines, acting reasonably, that the proposed transaction will be completed in accordance with its terms (or upon request by the Vendor, as the case may be). In certain instances, additional Payment Shares may become issuable in satisfaction of an early exchange premium.

    The terms of the other acquisitions, which represent an aggregate purchase price balance of up to approximately $27.9 million (i.e. $21.5 million plus US$4.1 million), do not include an acceleration or early exchange or prepayment right, either at the option of the Corporation or the Vendor.

OTHER BENEFITS

    Each Special Committee member will be paid a $2,500 stipend and $750 for each meeting attended. The Right Honourable Brian Mulroney, a Director of COGNICASE, is a senior partner of Ogilvy Renault, which acts for, and is paid legal fees by, COGNICASE.

OTHER INFORMATION

    Except as disclosed in this Directors' Circular, there is no information that is known to the Directors and senior officers that would reasonably be expected to affect the decision of the holders of Common Shares (or securities convertible into Common Shares) to accept or reject the Offer.

                           FORWARD-LOOKING STATEMENTS

    Statements in this Directors' Circular about the Corporation's future results, levels of activity, performance, goals or achievements or other future events may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These include, but are not limited to, the Corporation's ability to
(i) successfully develop additional products and services and new applications for its existing products and services and otherwise respond to rapid changes in technology, (ii) successfully compete in its industry for customers and developers and other personnel with expertise in information technology,
(iii) successfully identify and consummate acquisitions on favourable terms and integrate acquired businesses, (iv) successfully manage its growth and changing business, and (v) obtain contracts under its IS/IT and Preferred Supplier Agreement with National Bank.

    In some cases, you can identify forward-looking statements by the use of words such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "seeks", "strategy", "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

    Although COGNICASE believes that the expectations reflected in any forward-looking statements are reasonable, the Corporation cannot guarantee future results, levels of activity, performance or achievements or other future events. The Corporation is under no duty to update any forward-looking statements after the date of this Directors' Circular, other than as required by law. You should not place undue reliance on forward-looking statements.

                                    CURRENCY

    All currency amounts expressed in this Directors' Circular are in Canadian dollars unless otherwise indicated.

                                STATUTORY RIGHTS

    Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the holders of Common Shares. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                      APPROVAL OF THE DIRECTORS' CIRCULAR

    The contents of this Directors' Circular have been approved and the delivery thereof has been authorized by the Board.

                       CONSENT OF BMO NESBITT BURNS INC.

    To: The Board of Directors of COGNICASE

    We hereby consent to the inclusion of our opinion dated December 19, 2002 in the Directors' Circular of COGNICASE Inc. dated December 19, 2002 with respect to the offer dated December 6, 2002, as amended on December 16, 2002, by CGI Group Inc. to purchase all of the outstanding common shares of COGNICASE Inc. and to the references to such opinion in the Directors' Circular.

Montreal, Canada                                        (Signed) BMO NESBITT BURNS INC.
December 19, 2002

                                  CERTIFICATE

    DATED: December 19, 2002

    The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer within the meaning of the SECURITIES ACT (Quebec).

                      On behalf of the Board of Directors

           (Signed) J.V. RAYMOND CYR                         (Signed) ANDRE DUQUENNE
                   Director                                         Director

                                  APPENDIX A -
                       OPINION OF BMO NESBITT BURNS INC.

                                   [GRAPHIC]

December 19, 2002

The Board of Directors
Cognicase Inc.
111 Duke Street
Montreal, Quebec
H3C 2M1

Attention: J.V. Raymond Cyr, Chairman
         Special Committee of the Board of Directors

To the Board of Directors:

We understand that CGI Group Inc. ("CGI") has offered to purchase all of the outstanding common shares of Cognicase Inc. ("Cognicase"), including common shares which may become outstanding after the date of the offer upon the exercise of outstanding options and other securities, instruments and rights convertible or exchangeable into common shares of Cognicase (the "CGI Offer"). The consideration offered under the CGI Offer is $4.25 in cash or 0.5484
Class A Subordinate Share of CGI or any combination thereof, subject to the maximum aggregate cash consideration and maximum aggregate share consideration and corresponding pro-ration, for each common share of Cognicase (the "Consideration"). The terms and conditions of, and other matters relating to, the Offer are set forth in the offer and take-over bid circular of CGI dated December 6, 2002 (the "Take-Over Bid Circular").

BMO Nesbitt Burns Inc. (together with its affiliates, "BMO Nesbitt Burns") has been engaged to provide financial advice to the Board of Directors of Cognicase and its Special Committee, including providing our opinion (the "Opinion") as to the adequacy, from a financial point of view, of the Consideration provided by the CGI Offer to the shareholders of Cognicase.

CREDENTIALS OF BMO NESBITT BURNS

BMO Nesbitt Burns is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of BMO Nesbitt Burns and the form and content have been approved for release by a committee of its investment banking professionals, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

RELATIONSHIP WITH INTERESTED PARTIES

Neither BMO Nesbitt Burns nor any of its affiliates is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Cognicase or CGI or any of their respective associates or affiliates. BMO Nesbitt Burns has not been engaged to provide any financial advisory services nor has it participated in any financing involving Cognicase or CGI or any of their respective associates or affiliates within the past two years except that BMO Nesbitt Burns was a member of an underwriting syndicate in respect of an equity financing undertaken by CGI in December 2001 and Bank of Montreal is currently a participant in a credit facility with CGI. BMO Nesbitt Burns has from time to time pursued mandates for financial, advisory and investment banking services for CGI and may, in the future, in the ordinary course of its business, perform such services for CGI or any of its associates or affiliates.

BMO Nesbitt Burns acts as a trader and dealer, both as principal and agent, in all major Canadian financial markets and as such has had, and may have, positions in the securities of CGI and from time to time, has executed or may execute transactions on behalf of CGI for which it received or may receive compensation. In addition, as an investment dealer, BMO Nesbitt Burns conducts research on securities and may, in the ordinary course of its business, be expected to provide research reports and investment advice to its clients on issuers and investment matters, including with respect to CGI and its securities or the CGI Offer.

BMO Nesbitt Burns has been engaged as financial advisor to the Special Committee and will be paid fees for its services, including fees that are contingent on certain events. In addition, BMO Nesbitt Burns will be reimbursed for its reasonable out-of-pocket expenses and is indemnified by Cognicase in certain circumstances.

SCOPE OF REVIEW

    In connection with rendering our Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

    (i) the Take-Over Bid Circular;

    (ii) the most recent draft, dated December 17, 2002, of the Cognicase Directors' Circular;

   (iii) the annual reports to shareholders of Cognicase for the fiscal years ended September 30, 1999, 2000 and 2001;

    (iv) Cognicase's proxy circulars and annual information forms for the fiscal years ended September 30, 1999, 2000 and 2001;

    (v) the unaudited interim reports of Cognicase for the first, second, third and fourth quarters of fiscal 2002;

    (vi) Cognicase's internal budget for fiscal 2003;

   (vii) published information and analysis prepared by various research analysts regarding Cognicase and CGI;

  (viii) certain other internal information prepared and provided to us by Cognicase's management, concerning the business, assets, liabilities and prospects of Cognicase;

    (ix) discussions with various members of senior management of Cognicase concerning Cognicase's current business operations, financial condition, and prospects, and potential alternatives to the CGI Offer;

    (x) the audited financial statements of CGI for the fiscal years ended September 30, 2000, 2001 and 2002;

    (xi) the annual reports to shareholders of CGI, CGI's proxy circulars and annual information forms for the fiscal years ended September 30, 1999, 2000, 2001, and the audited annual financial statements for the fiscal year ended September 30, 2002;

   (xii) the unaudited interim reports of CGI for the first, second, third and fourth quarters of fiscal 2002 and other public disclosure documents of CGI;

  (xiii) public information and analysis on other companies, including data relating to public market trading levels and implied multiples for comparable public companies and comparable transactions;

   (xiv) a letter of representation as to certain factual matters, addressed to us and dated the date hereof, provided by senior officers of Cognicase; and

   (xv) such other information, analysis and discussions (including discussions with third parties) as we considered necessary or appropriate in the circumstances.

BMO Nesbitt Burns has not, to the best of its knowledge, been denied access by Cognicase to any information requested by BMO Nesbitt Burns.

ASSUMPTIONS AND LIMITATIONS

We have not been asked to prepare and have not prepared a valuation of Cognicase, CGI or any of their respective material assets and our Opinion should not be construed as such.

With the permission of the Special Committee, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, including the CGI Offer, or provided to us by Cognicase and its advisors or otherwise obtained pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the completeness or accuracy of any such information, data, advice, opinions and representations. Senior management has represented to us, in a certificate delivered as at the date hereof, among other things, that the information, opinions and other materials (the "Information") provided to us by or on behalf of Cognicase are complete and accurate at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Cognicase or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Cognicase as they are reflected in the Information and as they were represented to us in our discussions with management of Cognicase. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the CGI Offer.

Our Opinion has been provided to the Board of Directors for its use only and may not be relied upon by any other person without the prior written consent of BMO Nesbitt Burns. Our Opinion is given as of the date hereof and BMO Nesbitt Burns disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Nesbitt Burns after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting our Opinion after the date hereof, BMO Nesbitt Burns reserves the right to change, modify or withdraw the Opinion.

CONCLUSION

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration provided by the CGI Offer is inadequate, from a financial point of view, to the shareholders of Cognicase.

Yours truly,

(SIGNED) BMO NESBITT BURNS INC.

BMO NESBITT BURNS INC.

            ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE
              INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO:

                                 COGNICASE INC.
                           111 Duke Street, 9th Floor
                            Montreal, Quebec H3C 2M1
                               Vincent W. Salvati
              Executive Vice-President and Chief Financial Officer
                           Telephone: (514) 228-8996
                           Telecopier: (514) 228-8955
                                      or:
                                  Benoit Dube
                            Executive Vice-President
                  Chief Legal Officer and Corporate Secretary
                           Telephone: (514) 228-8998
                           Telecopier: (514) 228-8955

                             BMO NESBITT BURNS INC.
                        1501 McGill College, Suite 3200
                            Montreal, Quebec H3A 3M8
                                Mathieu L'Allier
                           Telephone: (514) 286-3594
                           Telecopier: (514) 286-7276

                                                               Printed in Canada